As filed with the Securities and Exchange Commission on September 8, 2006

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

MIDWEST AIR GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Wisconsin	39-1828757
(State of Incorporation)	(I.R.S. Employer Identification No.)

6744 South Howell Avenue
Oak Creek, Wisconsin	53154
(Address of Principal Executive Offices)	(Zip Code)

____________________________________

Midwest Air Group, Inc. 2005 Equity Incentive Plan

Midwest Air Group, Inc. 2005 Non-Employee Director Stock Plan

____________________________________

Timothy E. Hoeksema

Chairman of the Board, President and Chief Executive Officer

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

(414) 570-4000

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Dennis F. Connolly

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

(414) 273-3500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	1,330,000 (1)(2)	$6.83 (3)	$9,083,900 (3)	$971.98 (3)
Preferred Share Purchase Rights	1,330,000 (2)(4)	(4)	(4)	(4)

(1)

Includes 1,000,000 shares of Common Stock issuable under the Midwest Air Group, Inc. 2005 Equity Incentive Plan and up to 330,000 shares of Common Stock issuable under the Midwest Air Group, Inc. 2005 Non-Employee Director Stock Plan.

(2)

Pursuant to Rule 416 under the Securities Act, in the event of a stock split, stock dividend or similar transaction involving the common stock, the number of shares registered shall be automatically increased to cover additional shares.  This registration statement also covers an additional indeterminate number of shares of common stock issuable as a result of any such anti-dilution adjustments.

(3)

Registration fee calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended.  The registration fee is based on the average of the high and low price of a share of Midwest Air Group, Inc. common stock on September 1, 2006 on the American Stock Exchange.

(4)

The Preferred Share Purchase Rights initially are attached to and trade with the shares of Common Stock being registered hereby.  Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

PART I

The documents containing the information specified in Part I of this Form S-8 Registration Statement (“Registration Statement”) will be sent or given to participants in the plans listed on the cover of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the “Exchange Act”):

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006.

(c)

The Registrant’s Current Reports on Form 8-K filed January 27, 2006, February 22, 2006, March 14, 2006, April 12, 2006, April 24, 2006, May 8, 2006, June 12, 2006, July 11, 2006, July 27, 2006, July 27, 2006 and August 14, 2006.

(d)

The description of Midwest Air Group, Inc. common stock set forth in the registration statement on amended Form 8-A filed August 18, 2006 pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

Pursuant to the Wisconsin Business Corporation Law and the By-Laws of Midwest Air Group, Inc. (the “Company”), the directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted:  (a) a willful failure to deal fairly with the Company or the Company’s shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct.  The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance or expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.  Additionally, under the Wisconsin Business Corporation Law, the Company’s directors are not subject to personal liability to the Company, the Company’s shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

Under certain circumstances, the Company is required to advance expenses for the defense of any action for which indemnification may be available.

The Company also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Company’s former, current or future directors or officers.

The indemnification provided by the Wisconsin Business Corporation Law and the Company’s By-Laws is not exclusive of any other rights to which a director or officer may be entitled.  The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

Item 8.  Exhibits

4.1

Midwest Air Group 2005 Equity Incentive Plan, incorporated by reference to the Company’s Proxy Statement on Schedule 14A relating to the Company’s Annual Meeting of Shareholders held on April 20, 2005

4.2

Midwest Air Group 2005 Non-Employee Director Stock Plan, incorporated by reference to the Company’s Proxy Statement on Schedule 14A relating to the Company’s Annual Meeting of Shareholders held on April 20, 2005

4.3

Rights Agreement, dated as of February 15, 2006, between Midwest Air Group, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed February 22, 2006)

5

Opinion of Godfrey & Kahn, S.C. regarding legality of the common stock being registered

23.1

Consent of Godfrey & Kahn, S.C. (included in Exhibit 5)

23.2

Consent of Deloitte & Touche LLP

Item 9.  Undertakings *

The undersigned Registrant hereby undertakes:

(a)

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)

That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

______________

*  Paragraphs correspond to Item 512(a), (b) and (h) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on September 8, 2006.

MIDWEST AIR GROUP, INC.

By: /s/ Timothy E. Hoeksema

Timothy E. Hoeksema,

Chairman of the Board, President and

Chief Executive Officer

(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each director whose signature appears below constitutes and appoints Timothy E. Hoeksema, Curtis E. Sawyer and Carol N. Skornicka, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Timothy E. Hoeksema Timothy E. Hoeksema	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 8, 2006
/s/ Curtis E. Sawyer Curtis E. Sawyer	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)	September 8, 2006
/s/ John F. Bergstrom John F. Bergstrom	Director	September 8, 2006
/s/ Ulice Payne, Jr. Ulice Payne, Jr.	Director	September 8, 2006
/s/ Samuel K. Skinner Samuel K. Skinner	Director	September 8, 2006
/s/ Elizabeth T. Solberg Elizabeth T. Solberg	Director	September 8, 2006
/s/ Richard H. Sonnentag Richard H. Sonnentag	Director	September 8, 2006
/s/ Frederick P. Stratton, Jr. Frederick P. Stratton, Jr.	Director	September 8, 2006

EXHIBIT INDEX

Exhibits

4.1

Midwest Air Group 2005 Equity Incentive Plan, incorporated by reference to the Company’s Proxy Statement on Schedule 14A relating to the Company’s Annual Meeting of Shareholders held on April 20, 2005

4.2

Midwest Air Group 2005 Non-Employee Director Stock Plan, incorporated by reference to the Company’s Proxy Statement on Schedule 14A relating to the Company’s Annual Meeting of Shareholders held on April 20, 2005

4.3

Rights Agreement, dated as of February 15, 2006, between Midwest Air Group, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed February 22, 2006)

5

Opinion of Godfrey & Kahn, S.C. regarding legality of the common stock being registered

23.1

Consent of Godfrey & Kahn, S.C. (included in Exhibit 5)

23.2

Consent of Deloitte & Touche LLP